Exhibit 99.1

CafePress Appoints Phillip Milliner Chief Financial Officer

Company to Report Second Quarter 2016 Financial Results and Host Quarterly Conference Call on August 4

LOUISVILLE, Ky., July 20, 2016 - CafePress Inc. (NASDAQ: PRSS), today announced the appointment of Phillip Milliner as Chief Financial Officer following the resignation of Garett Jackson. Milliner joins CafePress from Churchill Downs Incorporated (NASDAQ: CHDN) and will assume the role of Chief Financial Officer on August 29, 2016. Jackson resigned to pursue a financial leadership role for a company in the healthcare sector and will remain with CafePress through August to facilitate a smooth transition.

“Garett was instrumental through a period of significant structural change at CafePress as we stabilized and optimized our business. Now that we are preparing the company for a return to growth, we are thrilled to have attracted a top-flight local executive who played key roles during a period of explosive growth for Churchill Downs,” said Fred Durham, Chief Executive Officer. “On behalf of CafePress and our Board of Directors, we thank Garett for his leadership and many contributions and wish him only the best. We expect to benefit from Phil’s financial background and operational experience and are very excited to welcome him to CafePress.”

Milliner served in roles with increasing responsibility at Churchill Downs since 2004. In his time with the company, Milliner served as corporate controller, Vice President, Finance, and Vice President, Business Operations. Prior to that, he held financial leadership and advisory roles at Ventas, Inc. and PricewaterhouseCoopers.

“CafePress has made measurable progress under Fred and Garett’s leadership. I am excited to join the team and continue to execute on CafePress’ strategic initiatives to position the company for its next phase of growth,” commented Milliner.

“It has been a personal and professional privilege to work with CafePress’ extraordinary team. Together we have streamlined and optimized the business and I am proud of the progress we have made,” said Jackson. “I look forward to returning to financial operations within the healthcare sector, where I spent most of my career and am confident that Phil is the right choice to help guide CafePress moving forward.”

Financial Results Conference Call:

CafePress will report its second quarter 2016 financial results for the period ended June 30, 2016 following the close of market on Thursday, August 4, 2016. On that day, management will host a conference call and webcast at 5:00 p.m. ET (2:00 p.m. PT) to discuss the Company’s results. Investors should call 1-888-576-4387 or 719-325-2454 to participate in the live call. A webcast will also be available on CafePress’ investor relations website, http://investor.cafepress.com, and a replay will be available until 5:00 p.m. ET on August 11, 2016 by dialing 1-888-203-1112 and entering passcode 7784975#.

About CafePress (PRSS):

CafePress is the world’s best online gift shop that has the perfect item for every passion. Our catalog of more than 1 billion uniquely designed products – ranging from apparel to drinkware and home décor – allows our customers to express themselves and connect with others by bringing passions to life through unique items. In addition, our interactive design tools allow customers to personalize items or create their own unique items. CafePress was founded in 1999 and is headquartered in Louisville, Kentucky. For more information, visit www.cafepress.com or connect with us on Facebook, Twitter, Pinterest or Instagram.

CafePress Inc.

Media Relations:

Megan Marshall

804-461-9401

pr@cafepress.com

Investor Relations:

Whitney Kukulka

The Blueshirt Group

415-489-2187

whitney@blueshirtgroup.com